Exhibit 107

Calculation of Filing Fee Tables

Form F-3

(Form Type)

Navigator Holdings Ltd.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Maximum Aggregate Offering Price (2)	Fee Rate	Amount of Registration Fee (2)

Fees to be Paid	Equity	Common Stock, par value $0.01 per share	457(c)	42,558,858	(3)	$530,921,754	0.0001102	$58,508

Fees Previously Paid	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A

	Total Offering Amounts					$530,921,754

	Total Fees Previously Paid					N/A

	Total Fee Offsets					N/A

	Net Fee Due					$58,508

(1)

Represents 42,558,858 common shares consisting of the 21,886,254 and 20,672,604 shares held by the respective selling shareholders named in this prospectus, which are being registered for resale to the public.

(2)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, with respect to the common shares to be sold by the selling shareholders listed herein based on the average of the high and low prices of our common shares as reported on the New York Stock Exchange on June 22, 2023.

(3)	The proposed maximum offering price per share will be determined from time to time in connection with, and at the time of, the sale by the applicable selling shareholder.